AGREEMENT RELATING TO
                           REORGANIZATION OF LAZARD

           AGREEMENT, dated as of May 10, 2005 (this "Agreement"), by and between Lazard LLC, a Delaware limited liability company ("Lazard"), on its behalf and on behalf of its subsidiaries and affiliates (collectively with Lazard, and its and their predecessors and successors, the "Firm"), and Bruce Wasserstein (the "Executive").

           WHEREAS, as of the date hereof, the Executive is the Head of Lazard and a "Class A Member" of Lazard (each as defined in the Third Amended and Restated Operating Agreement of Lazard, dated as of January 1, 2002, as amended (as it may be amended from time to time, the "LLC Agreement")); and

            WHEREAS, in connection with the Executive's participation in the reorganization of Lazard (the "Reorganization") currently expected to occur substantially on the terms and conditions described in Amendment No. 2 to the draft Registration Statement on Form S-1 (the "S-1") dated March 21, 2005, as filed with the Securities and Exchange Commission, relating to the initial public offering (the "IPO" and together with the Reorganization and the HoldCo Formation (as defined below), as each may be modified, adjusted or implemented after the date hereof, the "Transactions") of shares of Class A common stock of Lazard Ltd., a company incorporated under the laws of Bermuda ("PubliCo"), the Executive has agreed to enter into this Agreement with Lazard to set forth the Executive's understanding of the terms of the Transactions applicable to the Executive as a Class A Member (as defined in the LLC Agreement) and as a member of a newly formed Delaware limited liability company ("HoldCo") to be formed in connection with the Reorganization and of the fact that the terms are in draft form and may be changed or altered after the date hereof (other than as expressly provided herein), and approval of the Transactions (including as such terms may be changed or altered).

           NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Executive and Lazard hereby agree as follows:

           1. Effectiveness of Agreement. This Agreement shall become effective upon the HoldCo Formation (as defined below) (such time of effectiveness, the "Effective Time").

           2. The Transactions.

              (a) Formation of HoldCo. Effective upon the Reorganization and consummation of the mandatory sale of all "Interests" (as defined in the LLC Agreement) pursuant to Section 6.02(b) of the LLC Agreement (as the provisions of such Section 6.02(b) may be waived or modified) or otherwise (the "HoldCo Formation"), and provided that as of the effective time of the HoldCo Formation the Executive continues to be employed by the Firm, the Executive shall receive, in exchange for the Executive's Class A Interests (as defined in the LLC Agreement) outstanding immediately prior to the HoldCo Formation, the percentage of membership interests in HoldCo set forth on Schedule I attached hereto (such percentage to be increased pro rata to reflect the redemption of Class B-1 Interests pursuant to the Reorganization) that have

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substantially the same rights, obligations and terms (including with respect to vesting) with respect to HoldCo pursuant to the HoldCo limited liability company operating agreement (the "HoldCo LLC Agreement") and applicable law as those of the exchanged Class A Interests, except as provided herein, including in Section 2(b), or except to the extent that any other changes, taken as a whole with any benefits provided, are not materially adverse to the Executive (such membership interests, the "HoldCo Interests").

              (b) Profits Interest Allocation. In connection with the Reorganization, subject to the consummation of the HoldCo Formation and subject to and effective upon the closing of the IPO, and provided that as of the date of the closing of the IPO (the "IPO Date"), the Executive continues to be employed by HoldCo or one of its affiliates (including Lazard), the Executive shall become a member participating in the profits of HoldCo with a profit percentage in HoldCo of no less than the amount specified on Schedule I attached hereto (the "Profits Interest") (such percentage to be increased pro rata to reflect the redemption of Class B-1 Interests pursuant to the Reorganization) having the rights, obligations and terms set forth in the HoldCo LLC Agreement so long as the Executive shall remain employed by the Firm. Subject to the provisions of the HoldCo LLC Agreement and the determination of the Board of Directors of HoldCo (the "HoldCo Board"), HoldCo shall make (i) distributions in respect of income taxes arising from such Profit Interests and (ii) from and after the third anniversary of the IPO Date distributions that are intended to be equivalent to the aggregate amount of dividends that the Executive (and, if applicable, the Executive's "Entities" (as defined below)) would have received had the Executive (and, if applicable, the Executive's Entities) exchanged such person's "Exchangeable Interests" (as defined below) for exchangeable membership interests in Lazard that were then immediately exchanged for "PubliCo Shares" (as defined in Section 2(e)(i)) effective as of the third anniversary of the IPO Date (with such amount of distributions, and such profit percentage, to be adjusted from time to time to reflect the actual exchange, in whole or in part, of such Exchangeable Interests).

              (c) Treatment of Memo Capital and Other Capital. Upon the HoldCo Formation, HoldCo shall assume the obligations of Lazard for memo capital and other capital in Lazard, and the Executive hereby acknowledges such assumption and releases Lazard in full from such obligations. HoldCo shall distribute to the Executive amounts in respect of the Executive's assumed memo capital in respect of Class A-1 capital and former Class A-1 capital, if any, in equal installments on the first, second, third and fourth anniversaries of the IPO Date, plus any interest accrued through each distribution date. The Executive further hereby agrees that all of his rights and title to and in any and all capital of HoldCo allocated with respect to any Exchangeable Interests which are exchanged for exchangeable membership interests in Lazard that are in turn exchanged for PubliCo Shares, and the related profits interests (other than, for the avoidance of doubt, the capital to be repaid in accordance with the immediately foregoing sentence), shall be forfeited without payment therefor, effective immediately upon the exchange of such Exchangeable Interests. This
Section 2(c) supercedes and replaces any other agreements or understandings with respect to all capital of Lazard and HoldCo, other than in respect of earnings on such capital, which shall be continued in accordance with past practice.

              (d) Stockholders' Agreement. The Executive hereby agrees that all Exchangeable Interests and PubliCo Shares held by the Executive and the Executive's Entities (including PubliCo Shares obtained pursuant to the exchange of Exchangeable Interests for

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exchangeable membership interests in Lazard which are then exchanged for
PubliCo Shares) shall be subject to a stockholders' agreement which shall provide, among other things, that the Executive (on behalf of himself and any "Entity" (as defined in Section 2(e)(ii)) to whom he has transferred any Class A-2 Interests (as defined in the LLC Agreement) or transfers any such Exchangeable Interests or PubliCo Shares) shall delegate to such person(s) or entity as is described in such agreement the right to vote PubliCo Shares held by the Executive or by any such Entity to whom he made such a transfer. The Executive hereby agrees to execute and deliver such stockholders' agreement (or, in the case of any Entity, to cause the execution and delivery thereof) in accordance with the HoldCo LLC Agreement.

              (e) Exchangeable Interests.

                    (i) A portion of the HoldCo Interests received by the
               Executive pursuant to Section 2(a) equal in percentage to the Executive's Lazard Class A-2 Interests as of the IPO Date as adjusted in the same manner as all other Lazard Class A-2 Interests in connection with the HoldCo Formation (such portion, the "Exchangeable Interests") shall be exchangeable, on the terms set forth in this Section 2(e) and the HoldCo LLC Agreement, for membership interests in Lazard that are in turn exchangeable for shares of Class A common stock of PubliCo ("PubliCo Shares"), such exchange to be accomplished in each case by HoldCo distributing to the Executive (in exchange for the appropriate portion of the Executive's Exchangeable Interests) the corresponding portion of HoldCo's applicable ownership interest in Lazard and causing PubliCo to issue the PubliCo Shares to the Executive in exchange for such distributed ownership interest in Lazard (or such other structure as may be reflected in the Holdco LLC Agreement and documents ancillary thereto which provide for a similar exchange, directly or indirectly, of Exchangeable Interests for PubliCo Shares). The documents reflecting the Exchangeable Interests shall contain the restrictive covenants set forth in the HoldCo LLC Agreement addressing the subject matter of the Covenants, which covenants shall be consistent with, and no more restrictive on the Executive than those contained in this Agreement. The Executive's Exchangeable Interests shall not be subject to reduction for any reason.

                    (ii) Subject to the provisions of the HoldCo LLC
               Agreement, the Exchangeable Interests may be exchanged for exchangeable membership interests in Lazard that are in turn exchangeable for PubliCo Shares as described above, at the Executive's election, on and after the eighth anniversary of the IPO Date; provided, however, that (A) if the Executive remains employed by the Firm through the third anniversary of the IPO Date, the Executive's Exchangeable Interests (and any Exchangeable Interests held by any trust or any entity that is wholly-owned by the Executive or of which the entire ownership or beneficial interests are held by any combination of the Executive and his spouse, parents, and any of their descendants by lineage or adoption (an "Entity")), may be exchanged for exchangeable membership interests in Lazard that are in turn exchangeable for PubliCo Shares, in whole or in part, at the Executive's (or, if applicable, such Entity's) election, in three equal installments on and after each of the third, fourth and fifth anniversaries of the IPO Date, provided that each such installment may be exchanged only if the Executive has complied with the provisions of Section 9 of the

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               Agreement Relating to Retention and Noncompetition and Other
               Covenants (the "Retention Agreement") between the Executive and Lazard Ltd. dated ______, 2005 (the "Covenants"), and (B) if the Executive remains employed by the Firm through the second anniversary of the IPO Date (but not through the third anniversary of the IPO Date), the Executive's Exchangeable Interests may be exchanged, in whole or in part, at the Executive's (or, if applicable, such Entity's) election, in three equal installments on and after each of the fourth, fifth and sixth anniversaries of the IPO Date, provided that each such installment may be exchanged only if the Executive has complied with the Covenants. Notwithstanding the above, (w) if the Executive's employment is terminated by the Firm without "Cause" or by the Executive for "Good Reason"
               (each as defined in the Retention Agreement) or by reason of the Executive's "Disability" (as defined in the Retention Agreement) prior to the third anniversary of the IPO Date, the Executive's Exchangeable Interests may be exchanged as if the Executive had remained employed on the third anniversary of the IPO Date and complied with the requirements of clause (A) above (i.e., the Executive may exchange his Exchangeable Interests on the third, fourth and fifth anniversaries of the IPO Date as described in clause (A) above, provided that each such installment may be exchanged only if the Executive has complied with the Covenants); (x) if the Executive's employment is terminated by reason of the Executive's death (1) prior to or on the second anniversary of the IPO Date, the Executive's Exchangeable Interests shall, at the election of the Firm, either (A) become exchangeable in full no later than the first anniversary of such death or (B) be purchased by HoldCo at the trading price of PubliCo Shares on the date of such repurchase no later than the first anniversary of such death or (2) subsequent to the second anniversary of the IPO Date but prior to the fourth anniversary of the IPO Date, the Executive's Exchangeable Interests may, to the extent not previously exchanged, be exchangeable in full on the later of (A) the third anniversary of the IPO Date and (B) the anniversary of the IPO Date next following such death; (y) if following the IPO Date and prior to the third anniversary of the IPO Date, the Executive's employment terminates due to his Retirement (defined as the voluntary resignation by the Executive on or after the date he attains age 65 or attains age 55 and has at least ten years of continuous service as a managing director of Lazard or one of its affiliates) and thereafter the Executive dies, the Executive's Exchangeable Interests shall be treated as set forth in clause (x) of this Section, provided that the Covenants have been complied with since his retirement without regard to the time limits set forth therein; and (z) in the event of a "Change of Control" (as defined in the HoldCo LLC Agreement), the Executive's Exchangeable Interests shall be exchanged prior to the occurrence of such event at a time and in a fashion designed to allow the Executive to participate in the Change of Control transaction on a basis no less favorable (prior to any applicable taxes) than that applicable to holders of PubliCo Shares.

                    (iii) Prior to the applicable exchange date and as a
               condition to the exchange of the Exchangeable Interests for PubliCo Shares, the Executive shall have entered into a stockholders' agreement, as described in Section 2(d), and otherwise complied in all material respects with the terms of the HoldCo LLC Agreement applicable to such exchange. Each of HoldCo and PubliCo shall have the right to require the exchange of all or part of the Executive's Exchangeable Interests for

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               PubliCo Shares during the period beginning on the ninth
               anniversary of the IPO Date and ending 30 days after such anniversary.

              (f) Registration; Dilution. The definitive agreements relating to the Transactions will contain (i) provisions obligating PubliCo to file a registration statement with the U.S. Securities and Exchange Commission in order to register the reoffer and resale of the PubliCo Shares on and following the exchange of the Exchangeable Interests, subject to customary blackout provisions and other customary restrictions, and obligating PubliCo to use reasonable efforts to list such PubliCo Shares on the New York Stock Exchange, and (ii) customary antidilution and corporate event adjustment protections (consistent with adjustments applicable to PubliCo Shares) with respect to the Exchangeable Interests and the Exchangeable Interests' exchange rights into PubliCo Shares.

              (g) Cooperation With Respect to Taxes. Lazard shall use its reasonable efforts to structure the Transactions in a manner that does not result in any material tax to the Executive (that the Executive would not have incurred in the absence of the Transactions) upon the exchange of the Class A-2 Interests into Exchangeable Interests or other exchange of Class A-2 Interests into HoldCo Interests, it being understood that this shall not be a commitment to maintain the current tax treatment or benefits applicable to the Executive.

           3. Dispute Resolution. Any dispute, controversy or claim between the Executive and the Firm on or subsequent to the IPO Date arising out of or relating to or concerning the provisions of this Agreement shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the "NYSE") or, if the NYSE declines to arbitrate the matter, the American Arbitration
Association (the "AAA") in accordance with the commercial arbitration rules of the AAA; provided, however, that any dispute relating to the basis for any actual or purported termination of the Executive's employment or any actual or purported breach of the Covenants shall be governed by the dispute resolution provisions of the Retention Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws which could cause the application of the law of any jurisdiction other than the State of New York.

           4. Other Agreements. As of the Effective Time, this Agreement shall supersede any other agreement, written or oral, pertaining to the matters covered herein. For the avoidance of doubt, this Agreement shall not supersede the Retention Agreement.

           5. No IPO. Notwithstanding anything to the contrary contained herein, this Agreement shall terminate (i) on December 31, 2005, if the IPO Date does not occur prior to December 31, 2005, or (ii) on such date earlier than December 31, 2005, if any, on which (A) the IPO is finally abandoned or terminated by Lazard or (B) the Class B-1 and Class C Members and Transaction Agreement, dated as of December 12, 2004, terminates. Upon any such termination, this Agreement shall be of no further force and effect and the rights and obligations of the parties hereto shall be governed by the terms of the LLC Agreement and the Amended and Restated Employment Agreement between the Executive and Lazard LLC, dated as of December 16, 2004.

           6. Miscellaneous.

              (a) Notices hereunder shall be delivered to Lazard at its principal executive office directed to the attention of its General Counsel, and to the Executive at the Executive's last address appearing in the Firm's employment records. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid.

              (b) This Agreement may not be amended or modified, other than by a written agreement executed by the Executive and the Firm. This Agreement shall be binding upon and inure to the benefit of the Executive's permitted successors and assigns. This Agreement shall be binding upon and inure to the benefit of the Firm and its successors and assigns.

             (c) The Firm may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation, and may withhold from, and offset by, any amounts or benefits provided under this Agreement, any amounts owed to the Firm by the Executive, including, without limitation, any advances, expenses, loans, or other monies the Executive owes the Firm pursuant to a written agreement or any written policy of the Firm which has been communicated to the Executive.

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

              (d) Except as expressly provided herein, this Agreement shall not confer on any person other than the Firm and the Executive any rights or remedies hereunder. There shall be no third-party beneficiaries to this Agreement.

              (e) The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

                  IN WITNESS WHEREOF, the Executive and the Firm hereto have caused this Agreement to be executed and delivered on the date first above written.

                                      LAZARD LLC
                                      (on its behalf, and on behalf of its
                                      subsidiaries and affiliates)


                                      By:  /s/ Steven J. Golub
                                         --------------------------------------
                                      Name:  Steven J. Golub
                                      Title: Authorized Person


                                      BRUCE WASSERSTEIN


                                      By:  /s/ Bruce Wasserstein
                                         --------------------------------------


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                                  SCHEDULE I


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HoldCo Interests (as per Section 2(a)):                  1.95%
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Profit Interests (as per Section 2(b)):                  1.95%
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                                     -9-

Initialed by the Executive:_______


Initialed by Lazard:_______